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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:
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The following are excerpts from Willamette's employee newsletter (2000 employee annual report issue) which will be available to employees on or after the date of this filing:

2000 was a banner year!


Dear fellow employees,

Willamette's excellent performance has resulted in another banner year, placing us again at the forefront of our industry.

Our overall 2000 performance was the best in our company's history, next only to the peak in 1995. This achievement reflects our successful focus on low-cost production, our effective management of capital and assets, and the dedication and commitment of our people.

Earnings for the year were strong despite the economic slowdown, rising energy costs and weakening market conditions. Also, we had the significant distraction of the hostile tender offer from Weyerhaeuser.

In spite of these challenges, there's good reason to be very confident in our future as an independent company: the skill and resourcefulness of our employees continues to provide Willamette a competitive edge, and our unique results-oriented culture keeps us focused and moving forward with modernizations and acquisitions that promise significant benefits in the future.

Capital projects

We initiated many important capital projects in 2000 - projects we expect to generate substantial returns in the near future. Key projects completed include:
* Acquisition and start-up of the pulp mill in Port Wentworth, Ga.;
* Acquisition of two box plants and a paper mill in Mexico;
* Expansion of the French particleboard plant;
* Modernization projects at paper mills in Albany, Ore., and Johnsonburg, Pa.;
* Relocation of the Elk Grove, Ill., corrugated plant.

Projects in process include:

* Increasing cogeneration capability at paper mills in Hawesville, Ky., and Albany;
* Relocation of the Oregon preprint plant and purchase of a new press;
* Construction of a box plant in Oklahoma City;
* Modernization of the Albany pulping line;
* Construction of a particleboard plant in South Carolina;
* Modernization of a medium density fiberboard line in Clonmel, Ireland;
* Modernization of our Kingsport, Tenn., mill.

In the future

In the short-run, rising energy costs and softening demand are challenges facing the entire industry. For the long-term, we believe our future will be prosperous as we continue to focus on:
* low-cost production;
* managing efficiently our high-quality asset base;
* providing unmatched customer service;
* giving our exceptional employees the opportunity to shine while providing a safe workplace.
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I'm proud of the job our employees did this year. Many of you have expressed concern over the hostile actions of Weyerhaeuser, but you have refused to become distracted and have continued to focus on safety, cost-efficient production and outstanding customer service. Our results in the fourth quarter show you were successful in keeping that focus.

Thanks to you, the future for Willamette Industries - as an independent company
- is very bright. Keep up the great work, stay focused and work safely. Now more than ever, you are Willamette's most important resource.

/s/ Duane McDougall
Duane McDougall
Chief Executive Officer

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Proxy battle Q and A:
what you need to know

An interview with CEO Duane McDougall

The focus is now on the election of board members. Willamette has its nominees, and Weyerhaeuser has its nominees. What's Weyerhaeuser trying to do at this point?

Weyerhaeuser is trying to put their nominees on your board so they can acquire your company at the lowest possible price. Although Willamette is not for sale, your board has unanimously determined that Weyerhaeuser's $48 per share offer dramatically undervalues your company. Weyerhaeuser's goal is to deliver value to Weyerhaeuser's shareholders, not to Willamette's. They're trying to deliver to Weyerhaeuser value that rightfully belongs to you.

Could they do that? Could they be elected and then vote in a way that hurts Willamette shareholders?

Each Weyerhaeuser nominee has been paid $25,000 -- just to run for the board. This is not typical, and it certainly raises serious questions about their independence and their agenda. Sometimes there is a payment, but it goes directly to charity. Also, Weyerhaeuser has said in writing that the charge to these nominees is to `close the deal,' subject to their fiduciary duties.

What if shareholders elect the Weyerhaeuser nominees?

It would mean very little at this point. Our board is unanimously opposed to the lowball offer on the table. Putting three Weyerhaeuser nominees on the board could give Weyerhaeuser a voice, but not control.

How are terms structured for board members?

Like many public companies, including Weyerhaeuser, we have a `staggered board' to, among other things, protect shareholders from hostile takeovers. This allows shareholders to elect board members for staggered terms. With terms of three directors expiring each year, shareholders elect only a portion of the board each year. All board seats are not vacated at the same time. Our incoming board will have nine members, three of whom will be elected this year.

So is this election important or not?

It is very important for our employees and shareholders. It's your chance to say `no thanks' to Weyerhaeuser's nominees on your board and to the aggressive approach Weyerhaeuser has taken with this.

How can employees help?

We strongly urge you to sign, date and return your green Willamette ballot. By signing, dating and returning this ballot, you will authorize Willamette to cast your vote for Willamette nominees. Only by voting with the green ballot can you vote for Willamette nominees. It doesn't matter if you already signed a Weyerhaeuser ballot by mistake. You may vote again at any time until voting ends at our annual meeting on June 7. The only vote that counts is that last vote you cast.

The annual meeting is usually in April. Why is it so late this year?

The annual meeting is important because it is the last opportunity for shareholders to vote for Willamette nominees. We need time to ensure all of our stockholders and employees are fully informed before the meeting.

Shareholders have already received mailings from Weyerhaeuser. It's confusing.

It is confusing, but no one should be confused about which proxy ballot to return. We need to do all that is possible to encourage employees and shareholders to sign, date and return the green Willamette ballot.

What if I don't vote at all?

If you want your vote to count for Willamette, you must return the green ballot.

The Willamette board has nominated you for reelection. Who else is on Willamette's list?

We have two outstanding nominees, both of whom are men of integrity and experience. They know our business and, together, have been associated with Willamette for more than 50 years. Also, they both have public board experience and they are committed to guiding Willamette in directions that best serve shareholders.

Is there anything else employees can do?

It has been a difficult time for everyone in the Willamette family, and I am very proud of the job our employees are doing to stay focused and to work safely. This is far from over, and it's critical that we have focus and support from employees for the long haul. From Portland, I can promise that we will continue to fight the good fight, and that we will keep you informed every step of the way.

What do the numbers mean?

For more than ten years, Willamette facilities have outpaced the competition in key financial measurements. We've heard a great deal about these numbers during the "war of words" with Weyerhaeuser. Now let's find out what these financial yardsticks mean, and what our employees are doing to drive these extraordinary numbers.

Interview with Chief Financial Officer Greg Hawley

What are the most important financial yardsticks for us?

Wall Street would point to Return on Assets, Return on Sales, and Return on Equity. Maybe more important than proving you can achieve certain returns is demonstrating the ability to sustain these returns for the future. Also important is the company's amount of debt. It's just like balancing debt for your family: too much debt is a danger sign. Too much debt can make it difficult to get a loan for a new house or car. For a public company, too much debt can constrict ability for future growth.

Why are these numbers important?

There are three reasons, really. First, one of our primary objectives is to enhance shareholder value and these numbers help shareholders and financial analysts see how we stack up. They show how Willamette compares with other companies - others in our industry and businesses of all types. If we continue to outperform the competition, new investors may buy in, and our stock may go up.

Second, these measurements reflect the overall health of the company. They demonstrate how we are managing the challenges of our business and the economy.

And finally, Wall Street uses these numbers as the basis for recommendations to investors. If analysts see stability, growth and strong cash flow, their favorable recommendations will strengthen stock performance.

How do individual facilities impact these numbers?

Our individual facilities and the people who run our facilities are who Willamette is and what we are all about. Willamette is a great company because each facility is a strong, small business in its own right. We take a 'bottom-up' approach, rather than a top-down or autocratic approach. We're not starting at corporate and telling facilities how to run their businesses. Facilities are responsible for returns on their assets. This means employees and facilities actually drive the numbers through low-cost production and outstanding customer service. Individual initiative is a key factor. Every day, our people come up with ideas and systems that help individual facilities succeed.

Specifically, what numbers are the facilities responsible for?

The facilities are accountable for all of their numbers - profitability, inventory and receivables. We measure profitability using Return on Assets. Every facility has a target of 25 percent Cash Flow Return on Assets.

Why Cash Flow Return on Assets?

In a capital-intensive business, our priority assets are our people and our equipment. Return on Assets shows how well we are deploying each of these. Cash Flow is easiest for facilities to manage and control. Cash Flow excludes costs such as taxes, interest and depreciation, and it gets right to what we all understand - cash!

Why 25 percent? That seems high.

It is high compared to what our peers generate. But we have a higher expectation of performance at Willamette, largely because of our culture. We give our people the freedom to succeed, and they do. Our employees take ownership in their work and their facilities, and I believe that's what makes the difference at Willamette. It's our culture that distinguishes us from the competition - in how we run our business and in the numbers we generate.

So where does the 25 percent figure come from?

If we start with a 25 percent Cash Flow Return on Assets and then subtract costs such as interest, depreciation and taxes, we should end up with a significant Return on Equity.

Why is Return on Equity important?

There has always been a strong tie between Return on Equity and stock price. If Return on Equity is a measure of return on stockholders' interest, certainly a high return on equity over time helps sustain a high stock price.

So how have we done? Are facilities achieving their goals?

For the most part, yes. We have consistently outpaced the competition in delivering higher profitability returns, and the gap is widening.

Earlier you said Return on Sales is one of the most key yardsticks. Why is this?

Return on Sales helps us see where Willamette fits in the cost curve. In our commodity businesses, the company with the highest Return on Sales is typically the low-cost producer, which is a highly prized position in this industry. Our success in achieving the low-cost producer status is directly linked to our vertical integration and our company culture.

What's the No. 1 reason for this success?

I think it's our culture - 'the Willamette Way,' as we call it - and our people. I've always said, 'The money is made where the noise is made,' and I believe that firmly. Our employees have tremendous ownership in their work and in their facilities. They create our success each and every day - when they keep equipment running smoothly, when they respond to customer requests with speed and innovation, when they work safely and when they set new production records. More than anything else, our culture and our people allow us to be the low-cost producer and to deliver strong returns to shareholders.

Meet the candidates

Together, the three Willamette nominees for the board of directors bring more than 70 years of experience to the table, guiding the company's continued growth and helping deliver increasing value to shareholders.

Duane C. McDougall has served Willamette for 21 years. He was named president and chief executive officer in 1998 and joined the board of directors in 2000. Earlier he served in positions including chief operating officer and executive vice president. He is recognized for maximizing the lean, focused and decentralized business approach that has positioned Willamette as an industry leader.

Kenneth W. Hergenhan has served on the board since 1997 and has been associated with Willamette since 1967. He served as a partner in a highly regarded law firm, Miller Nash, and as chair of the firm's business practice group.

Robert M. Smelick has served on the board since 1990 and has been associated with Willamette since 1983. He served as managing principal of an investment company, the Sterling Payot Company, since 1989. Prior to this, he led First Boston's Investment Banking for the Western United States.

What is The Poison Pill?

A "poison pill" is a device used by corporations to protect shareholders against potentially coercive takeover tactics. It is particularly useful when a party tries to acquire control of a corporation on terms that do not offer the greatest value to all shareholders.

Under Willamette's poison pill, or shareholder rights plan, if a party acquires 15 percent or more of our common stock without the approval of the board, all other shareholders are entitled to purchase additional shares of common stock at one-half of the market price.

This has the effect of making acquisition of the company unacceptably expensive to any party (such as Weyerhaeuser) that tries to acquire control of your company without board consent.

Fleet prepares to spread the word on the nation's highways

Willamette truck drivers hit the road this spring with 600 moving billboards, sending an unmistakable message to Weyerhaeuser: "The future for an independent Willamette is bright. We can deliver high value to shareholders on our own, and we do not want your hostile advances. The time for you to move on is now!"

Displayed on the back of 600 trailers traveling throughout the country, the decals are part of mounting efforts to discourage Weyerhaeuser's hostile advances.